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                                                                    EXHIBIT 10.7



                                LETTER OF INTENT

                                                                    July 7, 2000

TO:                        Raymond Gertner
                           Howard Mann

                           Both of the City of Toronto, in the Regional
                           Municipality of Metropolitan Toronto, in trust, for a company to be incorporated

                                    ("Newco")

FROM:                      Playstar Wyoming Holding Corp.

                           A company incorporated pursuant to the Laws of the Country of Antigua, whose shares are publically traded on the NASDAQ Exchange

                                  ("Playstar")

         This letter will serve to summarize our present intention and to set out the general terms and conditions of a proposed business arrangement between the parties.

         This letter is a binding agreement and establishes an obligation on each party to negotiate in good faith with a view to concluding a business arrangement that will set our the legal rights and obligations of the parties.

         The transaction shall be completed in accordance with the mutual covenants terms and conditions contained herein:

Master Casino Software Program

1. Playstar hereby engages the services of Newco to create and provide a completed and fully implemented software program ("Master Casino Program") designed to successfully operate an Internet Gaming Casino for Playstar.

2. The form and content of the Master Program is subject to final approval by Playstar, which consent is not to be unreasonably withheld.




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3.       In consideration of the foregoing, Playstar agrees to pay the sum of
         One Hundred and Fifteen Thousand Dollars ($115,000.00) Canadian to Newco payable as follows:

         (i)   $25,000.00 upon execution of this Letter of Intent
         (ii)  $25,000.00 payable on August 1, 2000;
         (iii) $25,000.00 payable on September 1, 2000; and
         (iv)  $40,000.00 payable on October 1, 2000

4. Playstar will cause to be issued:

         (a) Five Hundred Thousand (500,000) un-restricted shares of its capital stock to Newco within 30 days after completion of the Master Casino Program; and

         (b) A further Five Hundred Thousand (500,000) un-restricted shares of its capital stock to Newco within 30 days after the program has been fully implemented and is operating on Playstar's Website.

5.       (a)      Playstar will cause to be issued to Newco an additional
                  500,000 of unrestricted common shares as a bonus, providing the Master Program is operational no later than October 15, 2000. In the event that the said program is not fully completed by that date, then the bonus shall be reduced by the sum of 100,000 free-trading shares from the bonus package for each week that the project is delayed beyond October 15, 2000.

         (b) It is further acknowledged that the time for implementation and costs related thereto are not included in the price of development and are contemplated to take place after September 15, 2000.

         (c) The October 15, 2000 deadline contemplates the date that the software is developed, complete and ready to implement.

         (d) If the system is not completed by November 30, 2000, Playstar, at its sole option, may demand, and Newco shall return, 50% of all payments made to that date.

         (e) No modification of the system specifications shall be made, except by written agreement between the parties. Such modifications shall not change the completion schedule unless by written agreement.




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         (f)      The Program shall be considered completed upon delivery by
                  Newco to Playstar of a Program that conforms to the agreed upon system specifications. The system shall be considered completed upon delivery by Newco to Playstar of the completed program, documentation and manual.

         (g) Newco shall perform the program development testing, debugging, documentation, and such user education, up to a maximum of 30 hours as may be necessary to enable Playstar to operate the system as described in the system specifications.

6. Playstar agrees to pay a maximum sum of Five Thousand Dollars ($5,000.00) per month for a period of three (3) months as its contribution to the overhead costs relating to the development of the program, and which is to be contributed toward office rental, computers, networking devices, related software, telephone equipment, and furniture.

7. Reasonable business expenses shall be paid by Playstar subject to prior approval by Richard Levenstein after receipt by him of written receipts from Newco.

Licencing Software Program

8. In addition to developing a Master Casino Program, Newco agrees to construct a licensed version of the Master Program, ("Licensing Software Program"), which versions may vary from the Master Program, and which may vary between licensees, for the marketing of the Program throughout the World.

9.       (a)      Playstar shall be the designated licensor in all licensing agreements entered into and shall retain all existing and future rights to issue licenses.

         (b) Playstar shall administer all of the licensees financial records and have complete access to all records of the licensee and the same shall be set forth in all licensing agreements.

10.      (a)      The licensing agreements shall entitle Playstar to
                  retain a portion of the Net Revenue Win of each licensee.




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         (b)      Playstar agrees to pay to Newco an amount equal to 15% of the amount retained by Playstar as above described as set forth in the individual licensing agreements for a period of five (5) years from inception for all casino licenses arranged by Newco.

         (c) Playstar agrees to advance to Newco the sum of Three Thousand Five Hundred Dollars ($3,500.00) each of July, 7, 2000, August 7, 2000, and September 7, 2000 to be used for advertising of the programs. These advances totalling Ten Thousand Five Hundred Dollars ($10,500.00) shall be deducted from any monies due to Newco pursuant to Clauses 11 and 12 herein.

11.      (a)      Newco shall act as exclusive marketing agent for the
                  licensing software program for a period of eighteen
                  (18) months ending December 31, 2001. Newco shall receive 50% of the Net Revenue generated from licensing fees for the licensing software program paid by each licensee. This sum shall be payable upon receipt and clearance of funds by Playstar. Playstar shall retain the remaining 50% of each fee.

         (b) Newco shall retain its exclusivity as marketing agent under the following conditions:

                           (i) Provided that there is a minimum of Two Hundred Thousand Dollars ($200,000.00) of net revenue generated by Newco during the period of August 1, 2000 to February 28, 2001.

                           (ii) Provided that there is a further minimum of Three Hundred Thousand Dollars ($300,000.00) of net revenue generated by Newco for the period of March 1, 2001 to August 31, 2001.

                           (iii) Provided that there is a further minimum of Four Hundred Thousand Dollars ($400,000.00) of net revenue generated by Newco during the period of September 1, 2001 to end of February, 2002.

         (c) Newco shall, however, retain the benefit of net revenue generated to this date from any programs in which they generated for the purposes of qualifying for the bonus payable under Clause 12 herein.




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12.      In addition, Newco shall receive as a bonus, One (1) unrestricted common share of Playstar for each three Dollars ($3.00) of Net Revenue, (calculated on a quarter yearly basis), generated from the sale of the licenses. This bonus shall remain in effect for the maximum period of 18 months from August 1, 2000, and shall be available to Newco up to a maximum of One Million, Five Hundred Thousand shares of Playstar only.


Definitions

13.      (a)      "Net Revenue Win"

                  For the purposes of this agreement, Net Revenue Win is defined as the total gross amount wagered by casino clientele less the total amount won by casino clientele during defined periods of time in the individual licensing agreements.

         (b)      "Net Revenue"

                  For the purpose of calculating the bonus in Clause 12 only herein; Net Revenue shall include (i) that portion of the Net Revenue Win retained by Playstar in Clause 10 herein, being the 85% of Playstar's share of Net Revenue Win from each Licensee, and (ii) Playstar's net profit generated from portal and affiliate programs.

Intellectual Property and Title

14. The Master Casino Program and the Licensing Software Program developed hereunder and all source codes related thereto shall become and remain the property of Playstar with full right, title, and interest thereto, and shall be copyrighted in Playstar's name.

Warranty

15.      (a)      Newco warrants and represents that the program developed
                  by them will function in accordance with system specifications. This warranty includes liability for indirect, special, and/or consequential loss or damage resulting from the use of this program or arising our of any breach of this warranty.




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         (b)      Playstar acknowledges that Newco shall not be liable for the negligence of Playstar, its employees, servants or agents in the operation of the programs developed herein.

16. In the event that the program does not function during the one (1) year period from the date of installation, Newco shall correct any malfunctions forthwith at their cost. The parties agree to enter into an exclusive continuing development and maintenance agreement upon terms mutually agreed upon.

Further Assurances

17. The parties shall provide such further assurances in order to complete all necessary documents in order to complete this transaction.

Confidentiality

18. Information and data made available to the parties in relation to this business, capitalization, prospects, and affairs of Newco and/or Playstar Wyoming Holding Corp. and/or its principals will be held in strict confidence by both parties.

19. If these general terms and conditions of the proposed joint venture are acceptable to Option, would each of you please sign where indicated.

                                       Yours very truly,
                                       PLAYSTAR WYOMING HOLDING CORP.
                                       Per:

                                       /s/ Richard Levenstein
                                       ------------------------------
                                       Richard Levenstein
                                       I have authority to bind the
                                       corporation




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THE GENERAL TERMS AND CONDITIONS OF THE PROPOSED BUSINESS ARRANGEMENT SET OUT IN
THE WITHIN LETTER ARE ACCEPTABLE TO THE UNDERSIGNED.

DATED this             day of July, 2000.


                                       /s/ Raymond Gertner
                                       ------------------------
                                       Raymond Gertner

                                       /s/ Howard Mann
                                       ------------------------
                                       Howard Mann